Exhibit 99.1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Aftermaster, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Joint Filing Agreement on the date set forth below.

Date:          March 10, 2017

ESTATE OF FRANK PERROTTI, JR.

By:	/s/ David Perrotti
David Perrotti, as Co-Executor

By:	/s/ Paula Perrotti
Paula Perrotti, as Co-Executor

/s/ David Perrotti
David Perrotti, as Co-Executor

/s/ Paula Perrotti
Paula Perrotti, as Co-Executor